Exhibit 5.01

November 4, 2014

Glu Mobile Inc.

500 Howard Street, Suite 300

San Francisco, California 94105

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Glu Mobile Inc., a Delaware corporation (the “Company”), on or about November 4, 2014 with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by certain selling stockholders (the “Selling Stockholders”), from time to time, of an aggregate of up to 9,982,886 shares of the Company’s common stock that were acquired by the Selling Stockholders pursuant to the Merger Agreement described below (the “Securities”).

In rendering this opinion, I have reviewed the following.

1)	the Company’s Third Restated Certificate of Incorporation, certified by the Delaware Secretary of State on March 26, 2007;

2)	the Company’s Amended and Restated Bylaws;

3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

4)	the Prospectus prepared in connection with the Registration Statement (the “Prospectus”);

5)	the minutes of the meeting of the Company’s Board of Directors (the “Board”) held on July 24, 2014 adopting the Merger Agreement, approving the filing of the Registration Statement and approving other related matters;

6)	that certain Agreement and Plan of Merger and Reorganization, dated July 30, 2014, by and among the Company, Cie Digital Labs, LLC, a California limited liability company, Cie Games, Inc., a Delaware corporation, and the other parties signatory thereto (the “Merger Agreement”); and

7)	a report from the Company’s transfer agent, dated November 3, 2014, verifying the number of the Company’s issued and outstanding shares of capital stock as of the close of business on October 31, 2014, and a report prepared by the Company, dated as of October 31, 2014, verifying the number of shares of the Company’s capital stock that are issued and outstanding and shares of the Company’s common stock that are subject to issued and outstanding options, restricted stock units, warrants and any other rights to purchase the Company’s company stock.

In rendering the opinion expressed herein, I have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document I reviewed, the due authorization, execution and delivery of all documents (except for the due authorization of the Merger Agreement by the Company) where due authorization, execution and delivery are prerequisites to the effectiveness thereof and the enforceability of each of the contracts listed above.

If stock certificates will be issued representing the Securities, I have assumed that the certificates representing the Securities will be properly signed by authorized officers of the Company or their agents. I assume that any Securities issued in physical form will not be issued, and will not be reissued by the Company in uncertificated form, until any previously issued stock certificate representing shares cancelled upon such issuance or reissuance have been surrendered to the Company in accordance with the Delaware General Corporation Law (“DGCL”) Section 158. If the Securities are issued in uncertificated form, I assume that the Company will properly register such Securities in the names of the holders of such Securities on the Company’s record of uncertificated securities.

I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (a) the currently existing federal laws of the United States of America, (b) the currently existing laws of the State of California, and (c) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto, as in effect on the date hereof.

The Selling Stockholders intend to sell, transfer or otherwise dispose of the Securities from time to time on a delayed or continuous basis. In connection with my opinion expressed below, I have assumed that (a) at or prior to the time of the delivery of any Securities in connection with the Registration Statement or the Prospectus, the Registration Statement will have been declared effective under the Securities Act, (b) that the registration will apply to such Securities and will not have been modified or rescinded, (c) that there will not have occurred any change in law affecting the validity or enforceability of the Securities, and (d) that the issuance and delivery of such Securities and the compliance by the Company with the terms of such Securities will not violate any applicable law (including, without limitation, any law relating to usury) or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing, subject to the limitations, assumptions and qualifications set forth herein, I am of the opinion that the Securities to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement.

This opinion letter is rendered as of the above date, and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

/s/ Scott J. Leichtner

Scott J. Leichtner

Vice President and General Counsel

Glu Mobile Inc.